COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS


                                                                                 12 Months Ended
                                               -------------------------------------------------------------------------------------
                                                  June         December       December       December       December        December
                                                  1998           1997           1996           1995           1994            1993
                                               ------------   -----------    -----------    ------------   ------------    ---------
                                                                            (In Millions of Dollars)

Net Income                                   $    339.0    $     282.8    $     310.8   $       338.0   $      323.6   $      309.8
Taxes on Income                                   195.6          161.5          169.2           172.4          156.7          140.8
                                               ------------   -----------    -----------    ------------   ------------    ---------
                                             $    534.6    $     444.3    $     480.0   $       510.4   $      480.3   $      450.6
                                               ------------   -----------    -----------    ------------   ------------    ---------
Fixed Charges:
      Interest and Amortization of
       Debt Discount and Expense and
       Premium on all Indebtedness           $    242.0    $     234.2    $     203.9   $       206.7   $      204.2   $      199.4
      Capitalized Interest                          6.3            8.4           15.7            15.0           12.4           16.2
      Interest Factor in Rentals                    1.9            1.9            1.5             2.1            2.0            2.1
                                               ------------   -----------    -----------    ------------   ------------    ---------
      Total Fixed Charges                    $    250.2    $     244.5    $     221.1   $       223.8   $      218.6   $      217.7
                                               ------------   -----------    -----------    ------------   ------------    ---------
Preferred and Preference
      Dividend Requirements: (1)
      Preferred and Preference               $     25.2    $      28.7    $      38.5   $        40.6   $       39.9   $       41.8
       Dividends
      Income Tax Required                          14.7           16.4           20.9            20.4           19.1           18.8
                                               ------------   -----------     -----------    ------------   ------------    --------
      Total Preferred and Preference
       Dividend Requirements                 $     39.9    $      45.1    $      59.4   $        61.0   $       59.0   $       60.6
                                               ------------   -----------    -----------    ------------   ------------     --------
Total Fixed Charges and
      Preferred and Preference
      Dividend Requirements                  $    290.1    $     289.6    $     280.5   $       284.8   $      277.6   $      278.3
                                               ============   ===========    ===========    ============   ============     ========

Earnings (2)                                 $    778.5    $     680.4    $     685.4   $       719.2   $      686.5   $      652.1
                                               ============   ===========    ===========    ============   ============     ========


Ratio of Earnings to Fixed Charges                 3.11           2.78           3.10             3.21           3.14          3.00

Ratio of Earnings to Combined Fixed
      Charges and Preferred and Preference
      Dividend Requirements                        2.68           2.35           2.44             2.52           2.47          2.34

(1)   Preferred and preference dividend  requirements consist of an amount equal
      to  the  pre-tax   earnings  that  would  be  required  to  meet  dividend
      requirements on preferred stock and preference stock.

(2) Earnings are deemed to consist of net income that includes earnings of BGE's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.